UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Amendment __)*


                               ESSA Bancorp, Inc.
                               ------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    29667D104
                                  --------------
                                 (CUSIP Number)

                                December 31, 2007
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]                 Rule 13d-1(b)

[ ]                 Rule 13d-1(c)

[ ]                 Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

  CUSIP NO. 29667D104                                          Page 2 of 5 Pages

================================================================================

1          Names of Reporting Persons

                      ESSA Bank & Trust
                      Employee Stock Ownership Plan Trust

--------------------------------------------------------------------------------

2          Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)      __________
           (b)      ____x_____

--------------------------------------------------------------------------------

3          SEC Use Only

--------------------------------------------------------------------------------

4          Citizenship or Place of Organization
                      Pennsylvania
--------------------------------------------------------------------------------

 Number of Shares Beneficially    5       Sole Voting Power
 Owned by Each Reporting Person
             With:                              1,313,189.60
--------------------------------------------------------------------------------

                                  6       Shared Voting Power

                                                45,282.40
--------------------------------------------------------------------------------

                                  7       Sole Dispositive Power

                                                1,358,472
--------------------------------------------------------------------------------

                                  8       Shared Dispositive Power

                                                0
--------------------------------------------------------------------------------

9          Aggregate Amount Beneficially Owned by Each Reporting Person

                      1,358,472
--------------------------------------------------------------------------------

10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)

-------------------------------------------------------------------------------

11         Percent of Class Represented by Amount in Row 9

           8% of 16,980,900 shares of Common Stock outstanding
            as of December 31, 2007.
--------------------------------------------------------------------------------

12         Type of Reporting Person (See Instructions)

                      EP
================================================================================

  CUSIP NO. 29667D104                                          Page 3 of 5 Pages


Item 1
         (a)      Name of Issuer

                  ESSA Bancorp, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  200 Palmer Street
                  Stroudsburg, Pennsylvania 18360

Item 2
         (a)      Name of Person Filing

                  ESSA Bank & Trust
                  Employee Stock Ownership Plan Trust
                  Trustee: First Bankers Trust Services, Inc.

          (b)     Address of Principal Business Office

                  2321 Kochs Lane
                  P.O. Box 4005
                  Quincy, Illinois 62305

         (c)      Citizenship or Place of Organization

                  Pennsylvania

         (d)      Title of Class of Securities

                  Common Stock, par value $.01 per share

         (e)      CUSIP Number

                  29667D104

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b, or (c), check whether the person filing is a:

                      (f)[x] An employee benefit plan or endowment fund in
                           accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) Amount beneficially owned: 1,358,472.

  CUSIP NO. 29667D104                                          Page 4 of 5 Pages


                  (b) Percent of class: 8%.
                  (c) Number of shares as to which the person has:

                     (i) Sole power to vote or to direct the vote: 1,313,189.60.
                    (ii) Shared power to vote or to direct the vote: 45,282.40.
                   (iii) Sole power to dispose or to direct the disposition
                         of: 1,358,472.
                    (iv) Shared power to dispose or to direct the disposition
                         of: 0.

Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8.           Identification and Classification of Members of the Group

                           The reporting person is an employee benefit plan
                  subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 9.           Notice of  Dissolution of Group

                  Not applicable

Item 10. Certification

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

  CUSIP NO. 29667D104                                          Page 5 of 5 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: January 14, 2008        ESSA BANK & TRUST
                              EMPLOYEE STOCK OWNERSHIP PLAN TRUST

                              By: First Bankers Trust Services, Inc., as Trustee


                              /s/ Linda J. Shultz
                              Name: Linda J. Shultz, CPA
                              Title:  Trust Officer